Exhibit 99.1

News Release

One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 503-684-7000	www.gbrx.com

For release: November 1, 2022, 6:00 a.m. EDT	Contact: Jack Isselmann, Media Relations
Justin Roberts, Investor Relations
(503) 684-7000

Greenbrier Issues 2022 ESG Report

Sets a Scope 2 greenhouse gas reduction goal

Reporting frameworks include SASB, TCFD and SDGs

Lake Oswego, Oregon, November 1, 2022 – The Greenbrier Companies, Inc. (NYSE:GBX) released its 2022 Environmental, Social and Governance (ESG) report, On Track Together, today. The report summarizes the Company’s global sustainability initiatives and performance from the 2022 fiscal year.

On Track Together describes Greenbrier’s efforts to deliver on a robust ESG agenda, including a review of its 2021 materiality assessment to address stakeholders’ evolving values and priorities. Greenbrier’s strategic ESG plan is guided by five core pillars: Safety & Quality, People, Environmental Sustainability, Governance & Ethics and Communities.

The report announces new goals and targets and highlights key achievements from the last fiscal year, including:

•	Achieving the ‘Company’s best-ever Total Recordable Incident and DART rates at 1.09 and 0.75, respectively

•	Setting a greenhouse gas reduction goal to reduce Scope 2 GHG emissions by 20% over the next five years

•	Committing to hosting a 2° Celsius or lower planning event by 2030

•	Introducing IDEAL (inclusion, diversity, equity, access and leadership) values to onboarding and retention strategies and the Supplier Code of Conduct

•	Initiating six employee resource groups, three times higher than the goal stated in 2021

•	Achieving 36% female Board composition

•	Contributing 9,300 volunteer hours and investing more than $1.5 million in Greenbrier’s local communities

The report was prepared in accordance with the Sustainability Accounting Standards Board (SASB) Industrial Machinery & Goods standard. This is the third consecutive year in which Greenbrier has reported under this standard. The report also includes United Nations’ Sustainable Development Goals (SDG) targets and reflects partial alignment to the Task Force on Climate-Related Financial Disclosures (TCFD), with a commitment to reach full alignment no later than 2030.

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Greenbrier Issues 2022 ESG report (Cont.)	Page 2

Lorie Tekorius, CEO & President said, “Greenbrier’s ESG strategy is designed to drive real and sustainable improvements in areas where we can make the most impact. We know that ESG considerations are gaining prominence. Our stakeholders increasingly prioritize the need for our products and services to support their efforts to pursue a more sustainable and equitable future. Rail remains among the most environmentally friendly modes of freight transport. According to the Association of American Railroads, rail moves 40% of U.S. freight but accounts for only 2.1% at U.S. transportation-related greenhouse gas emissions. Our organization, from our Board to executive leadership to each individual team member, is committed to advancing our ESG goals. We look forward to providing updates on our progress.”

The report is available at https://www.gbrx.com/esg/

About Greenbrier

Greenbrier, headquartered in Lake Oswego, Oregon, is a leading international supplier of equipment and services to global freight transportation markets. Through its wholly-owned subsidiaries and joint ventures, Greenbrier designs, builds and markets freight railcars and marine barges in North America, Europe and Brazil. We are a leading provider of freight railcar wheel services, parts, maintenance and retrofitting services in North America through our maintenance services business unit. Greenbrier manages 408,000 railcars and offers railcar management, regulatory compliance services and leasing services to railroads and other railcars owners in North America. GBX Leasing (GBXL) is a special purpose subsidiary that owns and manages a portfolio of leased railcars that originate primarily from ‘Greenbrier’s manufacturing operations. GBXL and Greenbrier own a lease fleet of nearly 12,200 railcars. Learn more about Greenbrier at www.gbrx.com.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements, including statements that are not purely statements of historical fact.

Greenbrier uses words, and variations of words, such as “achieve,” “align,” “announce,” “can,” “commit,” “deliver,” “goal,” “initiate,” “introduce,” “prioritize,” “provide,” “reach,” “reduce,” “set,” “target,” and similar expressions to identify forward looking statements.

These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the following: (1) An economic downturn and economic uncertainty may adversely affect demand for our products and services. Unfavorable economic conditions may lead our customers to delay or reduce purchases of our products and services, result in lower sales volumes, lower prices, lower lease utilization rates, and decreased revenues and profits, all of which can impact our ability to achieve our ESG goals. (2) We rely on limited suppliers for certain products and services. If we are not able to procure products or services on commercially reasonable terms or on a timely basis, our business, financial condition, results of operations, and progress toward achieving our ESG goals would be adversely affected. (3) Our success depends on our ability to attract, retain and motivate senior management and other key employees. Achieving this objective may be difficult due to many factors, including fluctuations in global economic and industry conditions, competitors’ hiring practices, cost reduction activities, and the effectiveness of our compensation programs.

Greenbrier Issues 2022 ESG report (Cont.)	Page 3

More information on potential factors that could cause our results to differ from our forward-looking statements is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic report on Form 10-K and subsequent filings. Except as otherwise required by law, the Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof.

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